EXHIBIT 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 10, 2003 relating to the consolidated financial statements of Plains Exploration & Production Company, which appears in the Company’s filing on Form S-4 (333-108407). We also consent to the reference to us under the heading “Experts” in this Registration Statement.

PricewaterhouseCoopers LLP

Houston, Texas
January 20, 2004